SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 25, 2012

Heritage Financial Corporation

(Exact name of registrant as specified in its charter)

Washington	0-29480	91-1857900
State or other jurisdiction of incorporation	Commission File Number	(I.R.S. Employer Identification No.)

201 Fifth Avenue S.W., Olympia, Washington		98501
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number (including area code) (360) 943-1500

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions.

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(e)	Compensatory Arrangements of Certain Officers

On June 25, 2012, the Compensation Committee of the Board of Directors of Heritage Financial Corporation (the “Company”) approved the Heritage Financial Corporation Deferred Compensation Plan (“Plan”), which provides for the deferral of compensation to the Company’s directors and select executive officers. Under the Plan, the Company also has the discretion to make contributions to the Plan on behalf of any participant based on a number of factors.

On June 25, 2012, under the Plan, the Company entered into a participation agreement with Brian L. Vance, the Chief Executive Officer of the Company, which provides that the Company will make contributions for Plan years 2012 through, and including, 2019. The Company’s contribution to the Plan on behalf of Mr. Vance will be based on performance metrics and targets that are established each year by the Compensation Committee. Vesting under the Plan will start with 30% in connection with the Company’s initial contribution under the Plan. For January 1, 2013 and each January 1 thereafter, an additional 10% will become vested so that as of January 1, 2019, Mr. Vance will be 100% vested. Deferred amounts would be paid earlier upon a change in control of the Company or in the event of Mr. Vance’s death or disability, or termination of employment by Mr. Vance for good reason or by the Company other than for cause.

A copy of the Plan and the participation agreement are attached hereto as Exhibits 10.1 and 10.2, respectively, and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

(d)	Exhibits.

The following exhibits are being furnished herewith and this list shall constitute the exhibit index:

10.1	Heritage Financial Corporation Deferred Compensation Plan

10.2	Participation Agreement for Brian L. Vance

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HERITAGE FINANCIAL CORPORATION

Date: June 28, 2012	By:	/s/ Brian L. Vance
Brian L. Vance
President and Chief
Executive Officer